UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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indie Semiconductor, Inc.
(Name of Registrant as Specified in its Charter)

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The following communication was sent by e-mail to certain stockholders in connection with indie Semiconductor, Inc.’s 2024 Annual Meeting of Stockholders:

Dear Stockholder,

As you may be aware, indie’s Annual Meeting of Stockholders on June 13, 2024 is rapidly approaching and we are reaching out with important additional context regarding one of our key proposals where we need your support.

Specifically, Institutional Shareholder Services (“ISS”) has released a report recommending that indie’s stockholders vote against our Proposal Four - Equity Plan Proposal. The intent of this particular proposal is to amend our 2021 Omnibus Equity Incentive Plan (“2021 Plan”) to increase the number of shares of Class A Common Stock reserved for issuance by an additional 7,000,000 shares, as well as eliminate a liberal share recycling feature.

Although we appreciate ISS’s approach, their formula-based analysis in recommending against the Equity Plan Proposal does not give sufficient consideration to several crucial factors for a growth-stage company like indie.

As you know, indie is growing rapidly, with 2023 revenue increasing 101% over the prior year, and employee headcount growing roughly 50% from approximately 600 to over 900 people during fiscal year 2023. The Equity Plan Proposal would allow us to continue to provide equity awards as part of our compensation program, a very important tool for attracting, motivating and retaining talented employees.

indie uses equity awards as a significant part of our employees’ compensation packages and to align goals with stockholder value creation. In fact, a large majority of our named executive officers’ compensation is derived from equity awards, with a significant portion of such equity awards tied to indie’s performance and stock price metrics. Notably, ISS supports our Say-on-Pay proposal, stating that pay and performance are reasonably aligned, with no significant concerns.

In 2023, the macroeconomic headwinds and pressure on indie’s share price drove higher share numbers in order to achieve certain grant values for our executives and employees. Also, in fiscal 2023, our Board of Directors approved the launch of an Employee Equity Participation Plan (the “EEPP”) which allows our employees to elect to receive a percentage of their cash base salary in the form of equity under our 2021 Plan.

indie relies on the 2021 Plan for retention awards, employee annual equity refresh awards, EEPP awards, and historically, its bonus awards. As of the record date for the Annual Meeting, April 18, 2024, only 3,940,898 shares remain available for issuance under our 2021 Plan, which means the Equity Plan Proposal is crucial to indie’s sustaining outsized growth.

We would like to assure you of our commitment to stockholder value creation while working within the compensation framework described in our Proxy Statement. To that end, we believe our thoughtful use of equity strikes the correct balance between retaining employees in an incredibly competitive industry and responsibly managing for potential future dilution.

For more detailed information on the Equity Plan Proposal (Proposal Four), please see our Supplemental Proxy Materials filed with the SEC on June 3, 2024.

We thank you for your continued investment in indie and your careful consideration of our Equity Plan Proposal.

Sincerely,

Thomas Schiller
Chief Financial Officer and Executive Vice President, Strategy